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                                                                   EXHIBIT 3.2.1

                           ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF

                                 EXPEDIA, INC.


     THESE ARTICLES OF AMENDMENT of the Articles of Incorporation of Expedia, Inc. (the "Corporation") are herein executed by said Corporation, pursuant to the provisions of RCW 23B.10.050, as follows:

     FIRST: Article 4, Section 4.1 of the Articles of Incorporation is amended to read as follows:

  4.1  Authorized Shares.  The total number of shares of stock which the
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Corporation shall have authority to issue is 130,000,000 shares, which shall consist of 120,000,000 shares of common stock, $.01 par value per share
("Common Shares") and 10,000,000 shares of preferred stock, $.01 par value per share ("Preferred Shares"). Except as otherwise provided in accordance with these Articles of Incorporation, the Common Shares shall have: (i) unlimited voting rights with one vote per share and (ii) the rights to receive the net assets of the Corporation upon dissolution. The Common Shares are not subject to redemption at the option of the Corporation.

  SECOND: Section 4.4 of the Articles of Incorporation is deleted in its entirety.

  THIRD: Section 4.5 of the Articles of Incorporation is deleted in its entirety.

  FOURTH: This amendment does not provide for an exchange, reclassification or cancellation of issued shares.

  FIFTH: The date of the adoption of said Amendment by the Directors of said Corporation was the 20th day of October, 1999.

  SIXTH: The amendment was adopted by resolution of the Board of Directors without shareholder action. No shares have been issued by the Corporation and shareholder action is therefore not required.

  The foregoing is executed under penalty of perjury by the undersigned, who is authorized to do so on behalf of the Corporation.

  DATED this 25th day of October, 1999.

                                EXPEDIA, INC.

                                By:  /s/ Gregory S. Stanger
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                                     Gregory S. Stanger
                                     Vice President and Chief Financial Officer